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                                                                Exhibit 10.17

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                                                                Bay Networks

August 26, 1996

Richard D. Eyestone
20442 Pierce Road
Saratoga, CA 95070

Dear Dick:

This letter will summarize some of the key points from the three offer letters you have received from Bay Networks dated August 31, 1995, September 5, 1996 and May 6, 1996. Also attached is a copy of the management contract effective July 1, 1996, through July 1, 1998.

RELOCATION ASSISTANCE
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To assist you in securing suitable long term housing in the local area, Bay
Networks will provide relocation assistance. Specifically, mortgage assistance in the form of interest cost reimbursement on a loan of up to $600,000 for purchase of a primary residence in the Northern California Bay Area, will be provided for 36 months. Bay Networks will make a monthly payment to you equal to the interest amount on this loan, grossed up for tax purposes.

If after 5 years of service in California it is determined that your position is not dependent on your physical location, or if your service ends within 5 years of your move to California, upon a request from you, the company will provide assistance to move you back to Florida. This move assistance includes but will not be limited to the movement of your household goods back to Florida, temporary storage, home sale assistance, and airfare to Florida. This move assistance will be offered assuming you are in good standing with the company at the time of the request.

In the event of your death or disability, Bay Networks would not require repayment for the relocation assistance outlined above. Additionally, if requested, Bay Networks would move your spouse back to Florida.

Should your employment with Bay Networks voluntarily terminate within three years of either the move to Northern California or a return move to Florida, the moving allowance(s) must be repaid according to the following schedule: payment in full if termination occurs with one year; 66% repayment if termination occurs between one and two years; 33% repayment if termination occurs between two and three years. No repayment would be required for termination after three years of employment following the move.

EXECUTIVE BONUS PROGRAM
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In addition, you will be eligible to participate in the Executive Bonus
Program, effective July 1, 1996 (Fiscal Year 1997 bonus program). Currently, this is an "open-ended" program with no maximum payout. However, the position you are considering has a target bonus of $200,000 for full year participation in the Fiscal Year 1997 plan.




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STOCK OPTIONS
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Subject to the approval of the Board of Directors, you also will have an option to purchase 150,000 performance shares of stock. Vesting occurs over 6 years, with the exact rate of vesting determined by your performance against goals.

I hope this clears up any confusion that may have been caused by the previous correspondence. If you have any further questions, please don't hesitate to let me know.


Regards,

/s/ Jerry Patton

Jerry Patton
Vice President, Human Resources